Exhibit 99

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
(Unaudited; Dollars in millions)
In preparation for CBS Corporation’s (the “Company”) previously announced planned separation of its radio business, the Company changed the manner in which it manages its television and radio operations. Accordingly, beginning with the filing of the Company’s Form 10-Q for the third quarter of 2016, the Company’s previously reported operating segment, Local Broadcasting, will be separated into the following two operating segments: (1) Local Media and (2) Radio. In connection with this new segment presentation, the presentation of intercompany revenues has been revised, including station affiliation fees paid by Local Media to the CBS Television Network. The following financial information reflects the new segment and intercompany presentations for all periods presented.

	2015					2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter
Revenues:
Entertainment	$2,261	$1,785	$1,932	$2,460	$8,438	$2,587	$1,947
Cable Networks	539	615	526	562	2,242	525	536
Publishing	145	199	203	233	780	145	187
Local Media	375	387	376	454	1,592	448	396
Radio	271	318	318	325	1,232	265	314
Corporate/Eliminations	(91)	(85)	(98)	(124)	(398)	(121)	(93)
Total Revenues	$3,500	$3,219	$3,257	$3,910	$13,886	$3,849	$3,287
Segment Operating Income (Loss): (a)
Entertainment	$346	$262	$339	$347	$1,294	$449	$351
Cable Networks	251	220	246	228	945	228	227
Publishing	12	25	43	34	114	13	26
Local Media	109	128	101	149	487	150	130
Radio	52	70	73	83	278	56	82
Corporate	(68)	(64)	(49)	(94)	(275)	(84)	(83)
Total Segment Operating Income	702	641	753	747	2,843	812	733
Restructuring charges	—	(55)	—	(26)	(81)	—	—
Impairment charges	—	—	—	(484)	(484)	—	—
Other operating items, net (b)	19	—	—	120	139	9	—
Operating income	721	586	753	357	2,417	821	733
Interest expense	(93)	(94)	(102)	(103)	(392)	(100)	(100)
Interest income	5	7	6	6	24	7	8
Other items, net	(23)	4	(4)	(3)	(26)	(3)	(4)
Earnings from continuing operations before income taxes and equity in earnings (loss) of investee companies	610	503	653	257	2,023	725	637
Provision for income taxes	(203)	(165)	(211)	(8)	(587)	(231)	(205)
Equity in earnings (loss) of investee companies, net of tax	(13)	(6)	(16)	2	(33)	(21)	(9)
Net earnings from continuing operations	394	332	426	251	1,403	473	423
Net earnings from discontinued operations, net of tax	—	—	—	10	10	—	—
Net earnings	$394	$332	$426	$261	$1,413	$473	$423

(a)
The Company presents operating income (loss) excluding restructuring charges, impairment charges, and other operating items, net, where applicable, (“Segment Operating Income”) as the primary measure of profit and loss for its operating segments in accordance with Financial Accounting Standards Board guidance for segment reporting. The Company believes the presentation of Segment Operating Income is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

(b)	Other operating items, net includes gains from the sales of internet businesses in China for 2016 and 2015, and for 2016, also includes a multiyear, retroactive impact of a new operating tax.